rBAT

State Intellectual Property Office of the People's Republic of China

Zip Code: 201206 No58 Lane 4705,S North Yang Gao Rd. hanghai Pudong New Area Zhifang Cao, Xuedong Huang	Date Issued: October 29, 2004
Application No. 031160549	

Applicants: Shanghai Wanxing Bio-Pharmaceuticals
Invention Name: Sythesis of batroxobin gene and purified preparation of its expression product.

Notice of publication and essential examination of invention patent

After the preliminary examination, the above-described patent application is confirmed in accord with the Law of Patent and the excutive regulations. According to the term.34 of the Law of Patent, this patent appliction has been published on Issue 40 Volume20, the Bulletin of Invention Patents.

The applicant's requestment is in agreement with the term 35 of the Law of patent and the provision 90 of the executive regulations, the patent has entered into the procedure of essential examination.

Note: One copy of Publised documentation is enclosed

Advice:

1.From the issued date of this notice, this application has entered into the procedure of essential examination. Please annotate this information whatever the patent documents the applicant would submit to the State Intellectual Property Office.

2.According to provision 51 Item 1 in the executive regulation of the Law of Patent, the patent applicant may modify this patent within 3 months after the issued date of this notice .

State Intellectual Property Office

Examinant: Ruijuan Mei

2004-10-18